Exhibit (a)(1)

CERTIFICATE of TRUST

Wedbush Series Trust

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) in order to form a statutory trust and sets forth the following:

FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Wedbush Series Trust (the “Statutory Trust”).

SECOND: The business address of the Registered Agent and Registered Office of the Statutory Trust is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Registered Agent of the Statutory Trust for service of process at such location is The Corporation Trust Company.

THIRD: The Certificate shall be effective immediately upon filing.

FOURTH: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FIFTH: Notice of Limitation of Liabilities of Series Pursuant to Title 12 of the Delaware Code, Section 3804(a). Notice is hereby given that the Statutory Trust is or may hereafter be constituted as a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Statutory Trust, shall be enforceable against the assets of such series only, and not against the assets of the Statutory Trust generally or any other series thereof.

SIXTH: The trustees of the Statutory Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Statutory Trust, has duly executed this Certificate of Trust as of this 13th day of November, 2024.

/s/: Matthew Bromberg
Matthew Bromberg
Sole Trustee